Exhibit d.6.

Certificate Number

Number of Subscription Rights

ALLIED CAPITAL CORPORATION

Incorporated under the laws of the State of Maryland

SUBSCRIPTION CERTIFICATE

Evidencing Non-Transferable Rights to Purchase Shares of Common Stock

Estimated Subscription Price: $ Per Share

VOID IF NOT EXERCISED BEFORE THE EXPIRATION DATE (AS DEFINED IN THE PROSPECTUS.)

REGISTERED OWNER:

THIS CERTIFICATE CERTIFIES THAT the registered shareholder whose name is inscribed hereon is the owner of the number of rights set forth above. Every 20 Rights entitles the owner to subscribe for one share of common stock, par value $0.0001 per share, of Allied Capital Corporation, a Maryland corporation, on the terms and subject to the conditions set forth in the Prospectus and instructions relating hereto on the reverse hereof and in the instructions as to the use of this certificate included in this mailing.

The non-transferable rights represented by this subscription certificate may be exercised by duly completing the reverse side hereof and submitting full payment of the estimated subscription price for each share of common stock subscribed for.

THE RIGHTS EVIDENCED BY THIS CERTIFICATE ARE NOT TRANSFERABLE AND MAY NOT BE EXERCISED UNLESS THE REVERSE SIDE HEREOF IS COMPLETED AND SIGNED, WITH A SIGNATURE GUARANTEE, IF APPLICABLE.

William L. Walton, Chairman and Chief Executive Officer

Suzanne V. Sparrow, Executive Vice President and Secretary

Countersigned and Registered:
American Stock Transfer & Trust Company,
Transfer Agent and Registrar

By:

     In order to exercise your subscription rights, you must either (a) complete and sign this subscription certificate and return it together with payment of the estimated subscription price for the shares of the Company’s common stock, or (b) present a properly completed notice of guaranteed delivery together with payment of the estimated subscription price for the shares of Allied Capital Corporation’s common stock, in either case to the subscription agent, American Stock Transfer & Trust Company, before 5:00 p.m., New York City time, on November 21, 2002 unless the offering is extended (the “Expiration Date”).

By Mail, Overnight Courier or by Hand

American Stock Transfer & Trust Company  •  59 Maiden Lane, Plaza Level  •  New York, New York 10038

Facsimile: (718) 234-5001

Telephone Number for Confirmation and Information: (718) 921-8200

Delivery to an address other than the address listed above will not constitute valid delivery.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY.

IF YOU WISH TO SUBSCRIBE FOR YOUR FULL BASIC SUBSCRIPTION RIGHTS OR A PORTION THEREOF:

BASIC SUBSCRIPTION RIGHTS:

I apply for -------- shares (no. of new shares)	×	$ per share (estimated subscription price*)	=	$ (amount enclosed)

* This is an estimated price only. The subscription price will be determined on November 21, 2002, the pricing date (which is the same date as the expiration date) based on a formula set forth in the Prospectus, and could be higher or lower depending on changes in the share price of Allied Capital Corporation’s common stock as quoted on the New York Stock Exchange.

OVER-SUBSCRIPTION RIGHT:

You can over-subscribe if you have fully exercised your basic subscription rights. There is no limit as to the number of shares of Allied Capital Corporation’s common stock you may subscribe for pursuant to the over-subscription right. If there are insufficient shares of common stock available to satisfy all requests, the shares of Allied Capital Corporation’s common stock will be allocated pro rata in proportion to the number of shares each subscriber for additional shares has elected to purchase under the basic subscription rights.

I apply for -------- shares (no. of new shares)	×	$ per share (estimated subscription price)	=	$ (amount enclosed)

Total amount of check enclosed = $

☐	Check, money order, or bank check drawn on a U.S. bank payable to “American Stock Transfer & Trust Company, as Subscription Agent — Allied Capital Corporation.”

☐	Wire transfer directly to the escrow account maintained by American Stock Transfer & Trust Company, as Subscription Agent.

TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this offering and I hereby irrevocably subscribe for the number of shares of common stock indicated above on the terms and conditions specified in the Prospectus. I understand and agree that I will be obligated to pay an additional amount if the subscription price as determined on the pricing date is in excess of the estimated subscription price per share.

    I hereby agree that if I fail to pay in full for the shares of common stock for which I have subscribed, Allied Capital Corporation may exercise any of the remedies provided for in the Prospectus.

Signature(s) of Subscriber(s)

IMPORTANT: THE SIGNATURE(S) MUST CORRESPOND IN EVERY PARTICULAR, WITHOUT ALTERATION, WITH THE NAME(S) AS PRINTED ON THE REVERSE OF THIS SUBSCRIPTION CERTIFICATE.

If signature is by trustee(s), executor(s), administrators(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information (please print). See the instructions.

Name(s):

Capacity (Full Title):

Taxpayer ID # or Social Security #:

GUARANTEE OF SIGNATURE(S): You must have your signature guaranteed if you wish to have your shares delivered to an address other than your own or to a shareholder other than the registered holder.

Your signature must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. These generally include (a) a commercial bank or trust company, (b) a member firm of a domestic stock exchange, or (c) a credit union.

Signature:
(Name of Bank or Firm)

By:
(Signature of Officer)

     Full payment of the estimated subscription price per share of Allied Capital Corporation’s common stock subscribed for pursuant to both the basic subscription rights and the over-subscription right must accompany this subscription certificate and must be made payable in United States dollars by (i) money order, check or bank check drawn on a bank located in the United States and made payable to “American Stock Transfer & Trust Company, as subscription agent — Allied Capital Corporation”, or (b) wire transfer of same day funds to the account maintained by the Subscription Agent for such purposes at American Stock Transfer & Trust Company, Subscription Agent for Allied Capital Corporation, JP Morgan Chase, 55 Water Street, ABA# 021-000021, Account No. 323-113060.

     Alternatively, if a notice of guaranteed delivery is used and accompanied by full payment, a properly completed and executed subscription certificate must be received by the subscription agent no later than the close of business on the third (3rd) business day following the expiration date, as described in the notice of guaranteed delivery in the Prospectus, no later than November 26, 2002. Please see “Payment for Shares” in the Prospectus for additional information.

     Unless requested otherwise, stock certificates will not be issued for shares of Allied Capital Corporation’s common stock offered in the offering. You will have the shares of Allied Capital Corporation’s common stock acquired in this offering credited to your account with Allied Capital Corporation’s transfer agent. See “Delivery of Shares” in the Prospectus for additional information.

     Please note that all refund checks, if any, will be delivered to the address of record, which is the address to which the materials for this offering were delivered to you. If you wish to change the address of record, please provide separate written instructions, sign the instructions, and deliver them to the Subscription Agent.

THESE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE.